                  SARA LEE CORPORATION AND SUBSIDIARIES
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES       EXHIBIT 12.2
               AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                      (IN MILLIONS EXCEPT RATIOS)

                                                               Thirteen Weeks Ended
                                                               --------------------
                                                               Sept. 28,   Sept. 30,
                                                                 1996        1995
                                                               ---------   ---------
Fixed charges and preferred stock dividend requirements:
   Interest expense                                             $   54      $   59
   Interest portion of rental expense                               17          21
                                                               ---------   ---------
   Total fixed charges before capitalized interest
      and preferred stock dividend requirements                     71          80
   Capitalized interest                                              2           3
   Preferred stock dividend requirements (1)                        10          11
                                                               ---------   ---------
      Total fixed charges and preferred stock
         dividend requirements                                  $   83      $   94
                                                               ---------   ---------
                                                               ---------   ---------
Earnings available for fixed charges and preferred
      stock dividend requirements:
   Income before income taxes                                   $  303      $  282
   Less undistributed income in minority owned companies            (2)         (2)
   Add minority interest in majority-owned subsidiaries              8          10
   Add amortization of capitalized interest                          6           5
   Add fixed charges before capitalized interest and
      preferred stock dividend requirements                         71          80
                                                               ---------   ---------
      Total earnings available for fixed charges and
         preferred stock dividend requirements                  $  386      $  375
                                                               ---------   ---------
                                                               ---------   ---------
Ratio of earnings to fixed charges and preferred stock
   dividend requirements                                           4.7         4.0
                                                               ---------   ---------
                                                               ---------   ---------

(1) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.


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